Exhibit 99.1

Hydril Announces Second Quarter 2005 Earnings Per Share

HOUSTON (July 26, 2005) — / Business Wire / — Hydril (Nasdaq: HYDL) reported earnings for the second quarter ended June 30, 2005 of $0.72 per diluted share, up 14% sequentially from $0.63 reported in the first quarter of 2005, and up 85% from $0.39 reported for the second quarter of 2004.

On a sequential basis, second quarter revenue of $91.6 million was up 16%, operating income of $25 million was up 13%, and net income of $17.2 million was up 15%. Compared to the second quarter of 2004, revenue increased 46%, operating income increased 87%, and net income was up 91%.

Chris Seaver, President and CEO, commented, “The second quarter results reflect continued strengthening of worldwide demand for our products. Deep formation and offshore drilling markets continue to improve as reflected in rising rig counts. The outlook for capital equipment continues to improve with the announcements of additional rig upgrades and new builds, and reports of rising day rates and longer-term rig contracts.”

Premium Connection Segment

Second quarter revenue for Hydril’s premium connection segment increased 19% sequentially to $59.9 million and operating income increased 8% to $19.9 million. The majority of the increase in revenue was driven by higher demand for our products in international markets and the shipment of several large orders which included lower-margin pipe.

Pressure Control Segment

Sequentially, second quarter revenue for the pressure control segment increased 12% to $31.7 million and operating income increased 23% to $9.6 million. Aftermarket revenue increased 23% to $20 million, while capital equipment revenue decreased 3% to $11.7 million. The increase in higher-margin aftermarket revenue resulted from increased spare parts sales, driven by improving rig counts.

The capital equipment backlog was $47 million at June 30, 2005, up from $30 million at March 31, 2005 and from $14 million at June 30, 2004.

Business Drivers

As more fully described on our website at www.hydril.com on the “Business Drivers” page, our principal business drivers are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) Gulf of Mexico rigs under contract, (3) the international rig count, (4) the worldwide offshore rig count, and (5) the total U.S. rig count.

Conference Call

Hydril’s conference call to discuss second quarter financial results is scheduled for Wednesday, July 27, 2005 at 8:30 a.m. EDT, (7:30 a.m. CDT, 5:30 a.m. PDT) and is accessible by dialing (800) 657-1269 (domestic) or (973) 409-9256 (international) and referencing passcode # 6272714. For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated July 13, 2005.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.

Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter-ended March 31, 2005 filed with the Securities and Exchange Commission, include but are not limited to the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the impact of geo-political and other events affecting international markets and trade, Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share, the impact of international and domestic trade laws, the loss of or change to distribution methods of premium connections in the U.S. and Canada, overcapacity in the pressure control industry, and high fixed costs that could affect the pricing of Hydril’s products. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact:

Sue Nutt, Manager, Investor Relations

Hydril

(281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (unaudited)			Six Months Ended (unaudited)
	June 30,	March 31,	June 30,	June 30,
	2005	2005	2004	2005	2004
Revenue
Premium Connection	$59,904	$50,508	$39,564	$110,412	$72,989
Pressure Control
Aftermarket	19,989	16,243	14,660	36,232	30,280
Capital Equipment	11,714	12,066	8,681	23,780	17,133

Subtotal Pressure Control	31,703	28,309	23,341	60,012	47,413

Total Revenue	91,607	78,817	62,905	170,424	120,402

Total Gross Profit	40,465	35,407	26,071	75,872	48,421
Gross Margin	44%	45%	41%	45%	40%

Selling, General, and Admin. Expenses	15,468	13,308	12,703	28,776	24,596

Operating Income (Loss)
Premium Connection	19,891	18,405	12,778	38,296	22,175
Pressure Control	9,572	7,806	4,491	17,378	9,277
Corporate Administration	(4,466)	(4,112)	(3,901)	(8,578)	(7,627)

Total Operating Income	24,997	22,099	13,368	47,096	23,825
Operating Margin	27%	28%	21%	28%	20%

Interest Income	943	661	170	1,604	354
Other Income/(Expense)	(146)	(107)	132	(253)	27

Income Before Income Taxes	25,794	22,653	13,670	48,447	24,206
Provision for Income Taxes	8,545	7,641	4,647	16,186	7,309

Net Income	$17,249	$15,012	$9,023	$32,261	$16,897

Net Income Per Share:
Basic	$0.74	$0.64	$0.39	$1.38	$0.74
Diluted	$0.72	$0.63	$0.39	$1.35	$0.73

Weighted Average Shares Outstanding:
Basic	23,455,850	23,361,493	22,913,096	23,408,931	22,880,553
Diluted	23,996,733	23,920,538	23,258,520	23,942,291	23,190,522

Depreciation
Premium Connection	$2,160	$1,959	$1,901	$4,119	$3,806
Pressure Control	755	760	723	1,515	1,443
Corporate Administration	485	521	475	1,006	956

Total Depreciation	3,400	3,240	3,099	6,640	6,205

Capital Expenditures	2,700	4,064	1,584	6,764	2,986

Pressure Control Backlog
Capital Equipment	$47,305	$29,966	$14,028

HYDRIL COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$57,616	$51,733
Investments	94,129	69,365
Total receivables	64,174	62,441
Total inventories	45,366	34,820
Other current assets	7,977	12,216

Total current assets	269,262	230,575

LONG-TERM ASSETS:
Property, net	101,436	102,368
Other long-term assets	14,002	10,703

Total long-term assets	115,438	113,071

TOTAL	$384,700	$343,646

CURRENT LIABILITIES:
Accounts payable	$25,131	$23,292
Accrued liabilities and other current liabilities	29,480	31,061

Total current liabilities	54,611	54,353

LONG-TERM LIABILITIES:
Post retirement, pension benefits and other	15,493	14,510

Total long-term liabilities	15,493	14,510

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	314,596	274,783

TOTAL	$384,700	$343,646